Exhibit 99.2

TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015

FOR IMMEDIATE RELEASE

LXP INDUSTRIAL TRUST LAUNCHES JOINT VENTURE

$550 Million Recapitalization of Special Purpose Industrial Portfolio

Focuses LXP as a Pure-Play Single-Tenant Warehouse and Distribution REIT

New York, NY – January 3, 2022 – LXP Industrial Trust (“LXP”) (NYSE:LXP), a real estate investment trust focused on single-tenant industrial real estate investments, today announced that it recapitalized a 22-property special purpose industrial portfolio consisting primarily of manufacturing assets through a sale to a new joint venture with an affiliate of Davidson Kempner Capital Management LP. The portfolio’s total gross valuation of $550 million represents GAAP and Cash capitalization rates of 7.4% and 7.2%, respectively. LXP will retain a 20% interest in the new joint venture.

The recapitalization reflects LXP’s single-tenant warehouse and distribution focus, with 93% of gross book value (pro forma at September 30, 2021) invested in warehouse and distribution facilities, up from approximately 16% at year-end 2015. The transaction positions LXP to further advance its strategy by:

●	Providing LXP with approximately $487 million of estimated net proceeds to satisfy credit line borrowings and fund warehouse/distribution investments;
●	Generating recurring fee income to enhance return on equity; and
●	Adding a committed capital source to provide specialized industrial real estate financing options to existing LXP tenants and merchant builder relationships.

The following summarizes LXP’s consolidated industrial portfolio, as of September 30, 2021 on a pro forma basis:

●	102 warehouse/distribution assets
●	48.8 million square feet
●	6.7-year weighted-average lease term
●	2.6% average annual escalations
●	99.0% stabilized portfolio leased
●	57.3% investment-grade tenant/guarantor/sponsorship
●	9.4-year average property age

T. Wilson Eglin, Chairman and Chief Executive Officer of LXP, commented, “We believe this recapitalization will unlock significant value by focusing LXP as a pure-play, single-tenant industrial REIT that develops and acquires warehouse and distribution facilities primarily leased to a single tenant, while the new joint venture builds on our institutional fund management capabilities. We are confident that LXP is well positioned to capitalize on substantial growth opportunities and benefit from strong market fundamentals and robust tenant demand as we continue to leverage our presence in our target markets and best-in-class asset management platform. We remain focused on evaluating and executing on opportunities to maximize shareholder value.”

The new joint venture obtained a $381 million non-recourse mortgage loan secured by 21 assets, with a term of two years and three one-year extension options, at one-month Term Secured Overnight Financing Rate (SOFR) plus 245 basis points. In addition, the new joint venture assumed approximately $26 million of non-recourse financing secured by the Warren, Michigan asset.

The new joint venture includes a $250 million additional equity commitment on a pro rata basis for future acquisitions of single-tenant special purpose industrial properties outside of LXP’s core warehouse/distribution focus. LXP is entitled to earn acquisition, asset management and leasing and fees and a promoted-interest incentive.

Eastdil Secured acted as exclusive financial advisor on the recapitalization.

A presentation with supplemental information on the transaction is available at www.lxp.com within the Investors section.

About LXP Industrial Trust

LXP Industrial Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant warehouse and distribution investments across the United States. LXP seeks to expand its portfolio through acquisitions, development projects, and build-to-suit and sale/leaseback transactions For more information or to follow LXP on social media, visit www.lxp.com.

Contact:

Investor or Media Inquiries for LXP Industrial Trust:

Heather Gentry, Senior Vice President of Investor Relations

Phone: (212) 692-7200 E-mail: hgentry@lxp.com

The term “pro forma” in this press release represents the adjustment to information at September 30, 2021 to reflect the recapitalization of 22 special purpose industrial assets to a new joint venture and the reclassification of four assets – two assets to warehouse/distribution from light manufacturing; one asset from cold storage to Other and one asset from heavy manufacturing to Other.

GAAP and Cash capitalization rates based on 3Q 2021 NOI annualized. See LXP’s Quarterly Supplemental Information Third Quarter 2021 for definitions of Non-GAAP measures.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under LXP's control which may cause actual results, performance or achievements of LXP to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in LXP's periodic reports filed with the Securities and Exchange Commission. Copies of the periodic reports LXP files with the Securities and Exchange Commission are available on LXP's website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe LXP's future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects”, “may,” “plans,” “predicts,” “will,” “will likely result,” “is optimistic,” “goal,” “objective” or similar expressions. Except as required by law, LXP undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that LXP's expectations will be realized.